EXHIBIT 10.47

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of November 6, 2009, between COLLECTORS UNIVERSE, INC., a Delaware corporation (the “Company” or “CUI”), and MICHAEL J. MCCONNELL (Executive”), with reference to the following:

A.           Effective March 16, 2009, the Company employed Executive as its interim Chief Executive Officer.  The Company now desires to continue Executive’s employment as its Chief Executive Officer and Executive desires to accept such employment, for the period and on the terms and conditions set forth hereinafter in this Agreement and, consequently, his employment as the Company’s Chief Executive Officer shall no longer be on an interim basis.

B.           Certain of the terms in this Agreement with initial capital letters are defined in Exhibit A hereto which, by this reference, is incorporated into and made an integral part of this Agreement.

NOW, THEREFORE, in consideration of the respective promises of each party made to the other in this Agreement and other good and valuable consideration, the receipt of which is hereby acknowledged by each of the parties, it is agreed as follows:

1.	Employment as Chief Executive Officer.

1.1        Position with Company.  Executive is hereby employed by the Company as its Chief Executive Officer (the “CEO”) to perform the duties customarily performed by a chief executive officer of a publicly traded, NASDAQ listed company, and Executive hereby accepts such employment and agrees to serve in that position in accordance with the terms and subject to the conditions contained in this Agreement.  Executive shall perform his duties and responsibilities as the Company’s CEO fully, faithfully and in a diligent and timely manner throughout the term of his employment with the Company and in his capacity as CEO he will report to the Board of Directors of the Company (the “Board”).

                               1.2        CEO Responsibilities.  As the Company’s CEO, Executive shall be responsible for (i) the formulation of strategic and business plans and initiatives for the Company and its subsidiaries and upon their approval by the Board, their implementation, (ii) the supervision of the senior management personnel of the Company and its subsidiaries, (iii) the financial performance and financial condition of the Company and its subsidiaries, and (iv) the accuracy and completeness of the Company’s financial and public reporting, including the reports filed with the Securities and Exchange Commission, all under the oversight of the Company’s Board.  Executive also shall perform such other duties as may be assigned from time to time to Executive by the Board, provided that such duties are commensurate with those customarily assigned to chief executive officers of public companies with revenues and market capitalizations comparable to that of the Company.  Executive hereby represents and warrants that, except as may otherwise have been disclosed in writing to the Company, he is under no contractual or other commitments (written or oral) that are inconsistent or would interfere with the performance of his duties as the Company’s CEO, including, but not limited to, any non-competition, trade secret or confidentiality or similar agreements.  In addition, Executive also represents that none of the information that he needs or will use in performing his duties as the Company’s CEO was obtained from any Person who employed Executive in the past as an employee or engaged Executive’s services as an non-employee consultant or advisor.

                              1.3.         Employee Confidentiality Agreement.  It is hereby acknowledged that Executive has previously executed and delivered to the Company and is a party to  an Employee Confidentiality Agreement and the parties agree that such Agreement is and shall continue to be in full force and effect.

               2.   Term of Employment.  Unless sooner terminated as provided in Section 4 below, the term of Executive’s employment with the Company as its CEO shall continue until and shall end on June 30, 2011 (the “Expiration Date”).

               3.   Compensation and Benefits.  Executive’s compensation for all services rendered to CUI or to any Affiliate of CUI (as hereinafter defined in this Agreement) shall be as follows:

                              3.1   Salary. As compensation for Executive’s services as the Company’s CEO, Executive will receive a base salary of Fifteen Thousand Dollars ($15,000) per month (the “Monthly Salary”), which shall be payable in equal twice-monthly installments in accordance with the Company’s customary payroll practices, less tax and other required withholdings.  If Executive’s employment terminates other than on the last business day of any calendar month, the Monthly Salary for such month shall be pro-rated based on the number of days in such month that Executive was employed by the Company as its CEO.

                              3.2          Benefits.  During the term of Executive’s employment as the Company’s CEO, he will be entitled to participate in those employee benefit programs that are generally made available to other full time employees of the Company, subject to the eligibility requirements thereof, including, without limitation, health insurance coverage for him and his immediate family and paid vacation which shall accrue in accordance with the Company’s applicable vacation policy.  The Company also shall pay Executive an automobile allowance in the amount of $650 per month as reimbursement to Executive for the costs of using his personal automobile on Company business during the term of your employment as the Company’s CEO.

                             3.3   Reimbursement of Expenses.  Executive shall be entitled to be reimbursed promptly for the reasonable out-of-pocket expenses incurred by him in the performance of his duties for the Company, in accordance with and subject to the Company’s expense reimbursement policies as in effect from time to time.  Without limiting the Company’s obligation pursuant to the preceding sentence, reimbursement of any such expenses shall (a) be paid to the Executive no later than December 31 of the year following the year in which the expenses were incurred, (b) the right to reimbursement during the year will not affect reimbursements or in-kind benefits provided to the Executive in any other year, and (c) the Executive’s right to reimbursement shall not be subject to liquidation or exchange for any other benefit.

                              3.4   Taxes and Withholdings.  All compensation and benefits payable to Executive under this Agreement, including amounts payable to him pursuant to Section 5 below, shall be paid net of any employment taxes and any other withholdings required pursuant to applicable law or under any employee benefit plans or programs in which Executive or his dependents participate.

4.	Early Termination.

                                4.1   Termination by the Company without Cause.  The Company shall be entitled, by action of the Board, at any time to terminate Executive's employment with the Company without Cause, effective on fifteen (15) days prior written notice to Executive, provided, that in the event of such a termination without Cause, the Company shall be entitled to make such termination effective immediately on notice thereof, in which event, however, Executive will continue receiving his compensation, as set forth in Section 3 above, for a period of 15 days following that earlier effective date of such termination.  Executive’s employment with the Company also shall terminate in the event and on the occurrence of his Disability or his death (which for purposes of this Section 4.1 shall be deemed to constitute a termination of Executive’s employment by the Company without Cause).  In the event of any such termination of Executive’s employment pursuant to this Section 4.1, the Company shall:

             (a)        Salary Continuation.  continue to pay Executive (or in the case of his death, his heirs) his base salary, at the rate in effect on the date of such termination of employment for the then remaining original term of his employment as set forth in Section 2 above, payable in equal installments on the Company’s regular payroll dates and in accordance with the Company’s customary payroll procedures as then in effect.  Each salary continuation payment shall be considered a separate payment for purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii).

             (b)       Continuation of Medical Insurance.  Upon Executive’s timely election of continuation coverage under COBRA, for the period hereinafter specified (the “Insurance Continuation Period”), the Company will pay one hundred percent (100%) of Executive’s COBRA premiums for the medical insurance coverage as in effect on the day immediately preceding the effective date of such termination without Cause for the entire Insurance Continuation Period.  For purposes of this Section 4.1, the term “Insurance Continuation Period” shall mean the shorter of (i) twenty-four (24) months following such termination of employment (ii) the date on which Executive obtains employment with another employer that makes health insurance available to him and his dependents (“Alternative Insurance Coverage”).  In the event that Executive’s COBRA eligibility period expires prior to the end of the Insurance Continuation Period (other than by reason of his obtaining Alternative Insurance Coverage), the Company shall procure and pay 100% of the premiums for comparable health insurance coverage for Executive and his dependents for the then remainder of the Insurance Continuation Period.  Executive agrees that if he obtains Alternative Insurance Coverage from another employer prior to the expiration of the above-mentioned 24 month period, he shall promptly notify the Company thereof.  Each premium payment shall be paid when due and shall be considered a separate payment for purposes of Section 409A of the Code.

                                4.2   Termination for Cause or by Executive.  The Company may terminate Executive’s employment for Cause (as defined in Exhibit A hereto), at any time effective on written notice to him.  Executive may resign or terminate his employment with the Company at any time and for any reason effective on fifteen (15) days prior written notice to the Company, provided that, if Executive elects to resign or terminate his employment, the Company may elect, instead, to terminate Executive’s employment for Cause effective immediately on written notice to Executive.   In either case, the Company’s sole obligation and liability to Executive shall be to pay Executive any unpaid salary, together with any unused vacation, accrued to the effective date of such termination.

                                4.3   Change of Control.  In the event a Change of Control (as defined in Exhibit A) of the Company is consummated, Executive shall be entitled, within the succeeding thirty  (30) days, to terminate his employment with the Company (or any successor thereto if the Company is not the surviving party in such Change of Control) effective on fifteen (15) days prior written notice to the Company or its successor (as the case may be) and any such termination shall be deemed, for purposes of this Section 4, to constitute a termination by the Company of Executive’s employment without Cause and Executive shall thereupon become entitled to receive the salary continuation and medical insurance coverage continuation benefits on the same terms and conditions as set forth in Section 4.1 above.

4.4   Effect of Company Breach.  In the event the Company commits a breach of any of its material obligations under this Agreement and fails to cure such breach within thirty (30) days of its receipt of a written notice from Executive specifying the nature of such breach, Executive shall be entitled, as Executive’s sole right and remedy therefor, to terminate his employment with the Company on ten (10) days’ prior written notice to it which, to be effective, must be given within thirty (30) days of Executive’s discovery of such breach.  If Executive elects to exercise such right of termination in accordance with and within the time period specified in the immediately preceding sentence, such termination of employment by him shall be deemed to constitute a termination of Executive’s employment by the Company without Cause pursuant to Section 4.1 hereof, entitling Executive to the post termination continuation of salary and medical insurance coverage on the same terms and conditions as are specified in that Section.

4.5   Continuation of Health Insurance on Expiration of Employment.  If Executive ceases to be employed as Chief Executive Officer by the Company due to the expiration of this Employment Agreement on June 30, 2011, then upon Executive’s timely election of continuation coverage under COBRA, the Company will pay fifty percent (50%) of Executive’s COBRA premiums for the medical insurance coverage as in effect on the day immediately preceding the expiration of this Agreement for the entire Insurance Continuation Period (as defined in Section 4.1 above).  Each premium payment shall be paid when due and shall be considered a separate payment for purposes of Section 409A of the Code.

4.6   Exclusivity of Remedies.  In the event of any termination of Executive’s employment by the Company or by Executive, and whether such termination is or is not for Cause, then the respective rights and remedies and the respective obligations of the parties hereto set forth in this Section 4 shall constitute the sole and exclusive rights, remedies and obligations of the parties arising out of or in connection with any termination of this Agreement and Executive’s employment with the Company, and each party expressly disclaims and waives any and all other rights or remedies it or he (as the case may be) would, but for the provisions of this Section 4.5, have under this Agreement or under applicable law by reason of such termination of employment or the acts or omissions that led to such termination of employment.

                               4.7   Effect of Termination of Employment on this Agreement.  Upon a termination of Executive’s employment with the Company for any reason whatsoever, and whether by the Company or Executive, this Agreement shall terminate and shall be of no further force or effect; provided, however, that this Section 4, Section 5 and Section 6 of this Agreement and Executive’s Employee Confidentiality Agreement shall survive any such termination.

                              4.8   Payment Delay.  Notwithstanding anything herein to the contrary, to the extent any payments to Executive pursuant to this Section 4 are treated as non-qualified deferred compensation subject to Section 409A of the Code, then (i) no such amount shall be payable pursuant to this Section 4 unless Executive’s termination of employment constitutes a “separation from service” with the Company, as such term is defined in Treasury Regulation § 1.409A-1(h) or any successor provision thereto (a “Separation from Service”), and (ii) if Executive, at the time of his Separation from Service, is determined by the Company to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code and the Company determines that delayed commencement of any portion of the termination benefits payable to Executive pursuant to this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code (any such delayed commencement, a “Payment Delay”), then such portion of the Executive’s termination benefits described in this Section 4 shall not be provided to Executive prior to the earlier of (A) the expiration of the six (6) month period measured from the date of the Executive’s Separation from Service, (B) the date of the Executive’s death or (C) such earlier date as is permitted under Section 409A of the Code.  Upon the expiration of the applicable Code Section 409A(a)(2)(B)(i) deferral period, all payments deferred pursuant to a Payment Delay shall be paid in a lump sum to Executive within 10 days following such expiration, and any remaining payments due under the Agreement shall be paid as otherwise provided herein.  The determination of whether Executive is a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code as of the time of his Separation from Service shall made by the Company in accordance with the terms of Section 409A of the Code and applicable guidance thereunder (including without limitation Treasury Regulation Section 1.409A-1(i) or any successor provision thereto).

                               4.9   Exceptions to Payment Delay.  Notwithstanding Section 4.8 above, to the maximum extent permitted by applicable law, amounts payable to Executive pursuant to this Section 4 shall be made in reliance upon Treasury Regulation § 1.409A-1(b)(9) with respect to separation pay plans, or Treasury Regulation § 1.409A-1(b)(4) with respect to short-term deferrals.  Accordingly, the severance payments provided for in this Section 4 are not intended to provide for any deferral of compensation subject to Section 409A of the Code to the extent (i) the severance payments payable pursuant to this Section 4 by their terms, and determined as of the date of Executive’s Separation from Service, may not be made later than the 15th day of the third calendar month following the later of (A) the end of the Company’s fiscal year in which Executive’s Separation from Service occurs or (B) the end of the calendar year in which Executive’s Separation from Service occurs, or (ii) (A) such severance payments do not exceed an amount equal to two times the lesser of (1) the amount of Executive’s annualized compensation based upon Executive’s annual rate of pay for the calendar year immediately preceding the calendar year in which Executive’s Separation from Service occurs (adjusted for any increase during the calendar year in which such Separation from Service occurs that would be expected to continue indefinitely had Executive remained employed with the Company) or (2) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the calendar year in which Executive’s Separation from Service occurs, and (B) such severance payments shall be completed no later than December 31 of the second calendar year following the calendar year in which Executive’s Separation from Service occurs.

    5.      Continued Service on the Board of Directors.  Your position as a member of the Company’s Board of Directors shall not be affected by your employment as the Company’s CEO and you will continue to receive the same compensation for your services as a director as is received by outside (non-management) directors for their service as members of the Board.

    6.      Miscellaneous.

                            6.1   No Other Agreements.  This Agreement (together with the Employee Confidentiality Agreement and any such other agreements referenced in Section 5 above), contain all of the terms and provisions relating to and governing the employment relationship between you and the Company and supersede any other prior or contemporaneous agreements or understandings (written, oral or implied) between you and the Company relating in any way to your employment as CEO of the Company, including the above referenced letter dated March 16, 2009, which is hereby superseded in its entirety and is no longer in effect.

                            6.2   Amendments and Waivers.  This Agreement, the Employee Confidentiality Agreement and such other agreements relating to intellectual property of the Company to which Executive is or becomes a party, may be amended at any time, but only by a written instrument signed by both parties.  A waiver by either party of any right or other matter may only be made by an instrument in writing signed by the party to be charged thereby.  No failure to exercise and no delay on the part of either party in exercising any right or power hereunder or granted by law will operate as a waiver thereof and any single or partial exercise of any right, power or privilege shall not preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

                            6.3   Severability.  If any provision of this Agreement or of the Employee Confidentiality Agreement is held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof or thereof (as the case may be) shall not be affected or impaired in any way.

                            6.4   Governing Law.  This Agreement is made and is to be performed in the state of California and shall be governed by, construed in accordance with and enforced under the internal laws of the State of California, excluding its choice of law rules and principles.

                            6.5   Arbitration.

            (a)   Arbitration.  Any dispute between the parties relating to this Agreement or any agreements entered into pursuant hereto by the parties, including any controversy or dispute regarding the enforceability or the interpretation of any of the provisions hereof or thereof, or with respect to any alleged or actual non-performance by a party of its obligations hereunder or thereunder or with respect to your performance as the Company’s CEO, shall be resolved exclusively by binding arbitration in accordance with the rules of commercial arbitration of the American Arbitration Association.  Any arbitration proceeding shall be held exclusively in Orange County, California and any service of process in or in connection with any such proceeding shall be adequate if sent by certified or registered mail, postage prepaid to the address of the other party last communicated in writing by such other party to the party initiating such arbitration.  The party deemed by the arbitrator to be the prevailing party in any such arbitration proceeding shall be entitled to an award obligating the other party to pay to the prevailing party the reasonable fees and disbursements of such prevailing party’s attorneys, accountants and expert witnesses incurred in any such proceeding.  The determinations of the arbitrator in any such proceeding shall be final and binding on and non-appealable by the parties.

                                           (b)   Waiver of Jury Trial.  Each of the parties acknowledges that by agreeing to resolve their disputes exclusive by arbitration, as provided in Section 9(a) above, they are waiving any right they may otherwise have had to have any such disputes or controversies resolved by means of a jury trial.  EACH PARTY DOES HEREBY EXPRESSLY AND IRREVOCABLY WAIVE SUCH PARTY’S RIGHTS TO A TRIAL BY JURY IN ANY SUCH PROCEEDING, AND IN ANY TRIAL OR OTHER PROCEEDING BETWEEN THE PARTIES RELATING IN ANY WAY TO THIS AGREEMENT, AND EXPRESSLY AND IRREVOCABLY AGREES THAT THE TRIER OF FACT IN ANY SUCH PROCEEDING OR TRIAL OR OTHER PROCEEDING SHALL BE THE ARBITRATOR OR THE JUDGE.

                                           (c)   Exception for Equitable Relief.  Notwithstanding anything to the contrary that may be contained in this Section 6.5, each party shall have the right to petition and obtain from any court of competent jurisdiction any equitable remedies, including immediate temporary, preliminary and permanent injunctive relief, to halt a breach or prevent a threatened breach of this Agreement or of the Employee Confidentiality Agreement or to obtain specific performance of any of the obligations of the other party hereunder or thereunder, and it is further expressly agreed by the parties that, in the event any action or proceeding is brought in equity to obtain any such relief or remedies, no party will urge, as a defense thereto, that there is an adequate remedy available at law and no party seeking such relief shall be obligated to post a bond or other security as a condition to the granting of same.

                           6.6   Construction and Certain Definitions.  This Agreement is the result of arms’ length negotiations between the parties hereto, and no provision hereof shall be construed against a party by reason of the fact that such party or its legal counsel drafted said provision or for any other reason.

                           6.7   No Assignment.  No party may transfer or assign any of its rights or obligations under this Agreement and any attempt to do so shall be null and void; provided, however, that, subject to Section 4.3 above, the Company shall be entitled, without the necessity of having to obtain the consent of Executive, to assign this Agreement and delegate its duties hereunder to any corporation or other entity that acquires a majority or more of the outstanding common stock or all or substantially all of the assets of the Company, whether by purchase, merger, consolidation or otherwise.

                          6.8   Binding on Successors.  Subject to Section 6.7 above, this Agreement shall inure to and be binding on the parties and their respective heirs, legal representatives and successors and assigns.

                           6.9   Headings.  Section, subsection and paragraph headings are for convenience of reference only and shall not affect the meaning or have any bearing on the interpretation of any provision of this Agreement.

                           6.10   Counterparts.  This Agreement may be executed in any number of counterparts, and each of such signed counterparts, including any photocopies or facsimile copies thereof, shall be deemed to be an original, but all of such counterparts shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the day and date first above written:

COLLECTORS UNIVERSE, INC.

By:	/s/ JOSEPH J. WALLACE

Name:	JOSEPH J. WALLACE

Title:	CHIEF FINANCIAL OFFICER

EXECUTIVE:

/s/ MICHAEL J. MCCONNELL
MICHAEL J. MCCONNELL

EXHIBIT A

TO

EMPLOYMENT AGREEMENT DATED AS OF NOVEMBER 6, 2009
BETWEEN MICHAEL J. McCONNELL AND COLLECTORS UNIVERSE, INC.

DEFINITIONS

This Exhibit is incorporated into and is made an integral part of that certain Employment Agreement dated as of October 6, 2009 (the “Agreement”) between Michael J. McConnell (referred to therein and herein as “Executive”) and Collectors Universe, Inc. (referred to therein and herein as the “Company”).

The following terms, as used in the Agreement or in this Exhibit, shall have the respective meanings set forth below:

1.           An “Affiliate” of the Company means any individual, entity or organization that controls, is under common control with or is controlled by the Company.

2.           The term “Parent” shall mean any corporation or other entity that owns beneficially, either directly or indirectly through its beneficial ownership or control of another corporation or business entity, at least 51% of the outstanding voting securities of that other corporation or entity.

3.           The term “Person” means any natural person and any corporation, limited liability company, general or limited partnership, joint venture, trust, estate or any other organization.

4.           The term “Cause” shall mean the occurrence of any of the following:

(a)           Executive’s conviction of an act that, under applicable law or government regulations, constitutes a felony or a misdemeanor involving moral turpitude;

(b)           Executive’s commission of an act that subjects the Company, or any Affiliate (as hereinafter defined) to any material civil liabilities or penalties or any criminal penalties or fines or which, in the good faith judgment of the Board, materially damages the Company’s reputation or its competitive position within any of its markets;

(c)           Executive’s breach or violation of any of his covenants in his Employee Confidentiality Agreement, or of any conflict of interest or ethics policies from time to time adopted by the Board and made applicable generally to the officers of the Company, which continues unremedied for a period of ten (10) days following written notice thereof to the from the Company or which is not susceptible to cure;

(d)           Executive’s breach or violation of any of his material covenants or obligations contained in the Letter Agreement which continues unremedied for a period of fifteen (15) days following written notice thereof from the Company to Executive or which is not susceptible of cure;

(e)           Executive’s failure, on at least two separate occasions, to perform his material duties as Chief Executive Officer (other than due to his illness); or

(f)           Executive’s insubordination with respect to any lawful direction of the Board.

5.           Change of Control.  A “Change in Control” of the Company shall be deemed to have occurred if:

(a)           There is consummated:

(i)           any consolidation or merger of the Company with another Person, if (A) the Company is not the continuing or surviving corporation, or (B) the shares of the Company’s Common Stock are converted into cash, securities or other property, provided, however, any such merger or consolidation shall not constitute a Change in Control if the holders of the Company’s Common Stock immediately prior to such merger or consolidation will own, in the aggregate, at least 50% of the outstanding shares of voting securities of the surviving corporation or its Parent (as hereinabove defined) immediately after the merger or consolidation; or

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(ii)           any sale, exchange or other transfer (in one transaction or a series of related transactions during the 12-month period ending on the date of the most recent transaction) of all, or substantially all, of the assets of the Company, provided, however, that such sale, exchange or other transfer shall not constitute a Change in Control if (i) the Person acquiring such assets is a corporation or other entity in which the holders of the Company’s Common Stock immediately prior to such transaction will own, in the aggregate, at least 50% of the outstanding voting securities of such Person acquiring such assets or its Parent immediately after consummation of such transaction, or (ii) such Person is a “related person” within the meaning of Treasury Regulation § 1.409A-3(i)(5)(vii)(B); or

(b)           any Person or group (acting in concert)  (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall acquire (other than in or as a result of a transaction described in Paragraph 5(a) above) beneficial ownership (within the meaning of Rule 13d 3 under the Exchange Act) of a number of the outstanding voting securities of the Company that, together with the voting securities held by such Person or group, constitutes more than fifty percent (50%) of the total outstanding voting securities of the Company, provided, however, that such a transaction shall not result in or constitute a Change in Control if (i) the Person or group making such acquisition of beneficial ownership (the “Acquiring Person”) was the beneficial owner of more than 10% of the outstanding voting securities of the Company immediate prior to the acquisition, or (ii) the transaction that caused such Acquiring Person’s beneficial ownership to exceed fifty percent (50%) of the outstanding voting securities of the Company was a purchase of voting securities of the Company in a firmly underwritten public offering of voting securities of the Company.

6.           Disability.  the term “Disability” shall mean Executive’s incapacity due to physical or mental illness that causes the Executive to be absent from his duties with the Company on a full-time basis for three (3) consecutive months.  In the event there is a dispute over whether the Executive is disabled, then, such dispute shall be resolved by a practicing physician, licensed as such and in good standing, in California that is selected by the Company, to conduct a physical or, in the case of an alleged mental disability a psychiatrist to conduct a psychological, examination of the Executive and Executive agrees that he will submit to such examination in the event of such a dispute.  The determination of such physician or psychiatrist (as the case may be) shall be binding on and non-appealable.

7.           Wherever the terms “include” or “including” appear in this Employment Agreement, such term shall mean “include without limitation” or “including but not limited to” and, unless the context indicates clearly and unambiguously to the contrary, the terms “hereof,” “herein,” “hereinafter,” “hereunder” and “hereto” and any other terms of similar meaning, whenever used in this Agreement, shall refer to this Agreement as a whole and not to the particular section or subsection of, or paragraph or clause of this Agreement where any such term appears.

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